EXECUTION COPY














                            STOCK PURCHASE AGREEMENT

                         Dated as of September 30, 1996

                                  by and among

                                   AMNEX, INC.

                                       and

                        NATIONAL BUSINESS EXCHANGE, INC.

                                       and

                              James E. Everingham,
                              a selling shareholder

                                       and

                                 Daryl A. Frame,
                              a selling shareholder

                                TABLE OF CONTENTS

                                                                           Page


SECTION 1.  Certain Definitions.............................................  1

SECTION 2.  Purchase of Shares..............................................  6
               2.1.        Purchase of Shares...............................  6

SECTION 3.  Consideration for the Shares....................................  6
               3.1.        Amount of Purchase Price.........................  6
               3.2.        Payment of Purchase Price........................  6

SECTION 4.  Representations and Warranties of NBE and the
                           Selling Shareholders.............................  7
               4.1.        Good Standing....................................  7
               4.2.        Articles of Incorporation; By-Laws; Minute
                           Books............................................  7
               4.3.        Authorization....................................  8
               4.4.        Authorized Capitalization........................  8
               4.5.        Financial Statements.............................  9
               4.6.        Records and Books of Account..................... 10
               4.7.        Liabilities...................................... 10
               4.8.        Tax Returns...................................... 10
               4.9.        Provision for Taxes.............................. 11
               4.10.  Title to Assets; Liens and Encumbrances............... 12
               4.11.  Trademarks, Service Marks, Trade Names,
                           Patents and Copyrights........................... 13
               4.12.  Insurance Policies.................................... 14
               4.13.  Contracts............................................. 14
               4.14.  Labor Relations....................................... 16
               4.15.  Legal Proceedings..................................... 17
               4.16.  Court Orders.......................................... 17
               4.17.  Compliance With Law; Permits and Licenses............. 17
               4.18.  Actions Not in Ordinary Course........................ 18
               4.19.  No Change............................................. 19
               4.20.  Accounts Receivable................................... 19
               4.21.  Certain Transactions.................................. 19
               4.22.  Employee Benefits..................................... 20
               4.23.  Governmental Approvals................................ 22


40860174


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               4.24.  Investment Intent..................................... 22
               4.25.       Restricted Securities............................ 23
               4.26.  Secrecy and Noncompetition Agreements................. 24
               4.27.  No Omissions.......................................... 24
               4.28.  Shareholder and Voting Agreements..................... 25
               4.29.  Employees............................................. 25

SECTION 5.  Representations and Warranties of Buyer......................... 25
               5.1.        Good Standing.................................... 25
               5.2.        Authorization.................................... 25
               5.3.        AMNEX Shares..................................... 26
               5.4.        Purchase for Investment.......................... 26
               5.5.        No Omissions..................................... 28

SECTION 6.  Employment Agreements........................................... 28

SECTION 7.  Consents........................................................ 28

SECTION 8.  Deliveries of NBE and Selling Shareholders...................... 28
               8.1.  Stock Certificates..................................... 29
               8.2.  Opinion of Counsel..................................... 29
               8.3.  Closing Date Balance Sheet............................. 29
               8.4.  Other Deliveries....................................... 29

SECTION 9.  Deliveries of Buyer on the Closing Date......................... 29
               9.1.  Opinion of Counsel..................................... 29
               9.2.  Stock Certificates..................................... 29
               9.3.  Other Deliveries....................................... 29

SECTION 10.    Registration Rights.......................................... 29
               10.1.  Required Registration................................. 29
               10.2.  Procedure for Registration............................ 32
               10.3.  Piggyback Registration................................ 32
               10.4.  Indemnification by Buyer.............................. 34
               10.5.  Indemnification by the Selling Shareholders
                            ................................................ 36
               10.6.  Holdback Agreement.................................... 38

SECTION 11.   Moving Expenses; Billing Agreements with
                     LECs................................................... 38
               11.1.       Moving Expenses.................................. 39
               11.2.       Billing Agreements with LECs..................... 39

SECTION 12.   Board of Directors; Voting and Lock-Up
                     Agreement.............................................. 39
               12.1.  Board of Directors.................................... 39
               12.2.  Voting and Lock-up Agreement.......................... 40

                                                                           Page




SECTION 13.  Buyer's Call Right............................................. 42
               13.1.  Buyer's Call Right; Valuation of Remaining
                           Shares............................................42
               13.2.  Exercise of Buyer's Call Right.........................43
               13.3.  Sale Event Differential................................43

SECTION 14.  Indemnification................................................ 44
               14.1.  Indemnification by NBE and the Selling
                           Shareholders..................................... 44
               14.2.  Indemnification by Buyer.............................. 45
               14.3.  Procedures for Indemnification........................ 45
               14.4.  Escrow Agreement...................................... 46

SECTION 15.  Survival of Representations; Effect of
               Certificates................................................. 46

SECTION 16.  No Broker; Expenses............................................ 46

SECTION 17.  Notices........................................................ 47

SECTION 18.  Miscellaneous.................................................. 48
               18.1.  Entire Agreement...................................... 48
               18.2.  Governing Law; Arbitration............................ 49
               18.3.  Benefit of Parties; Assignment........................ 50
               18.4.  Pronouns.............................................. 51
               18.5.  Headings.............................................. 51
               18.6.  Counterparts  51
               18.7.  Further Assurances.................................... 51
               18.8.  Good Faith and Fair Dealing............................51

                  AGREEMENT dated as of September 30, 1996, by and among AMNEX, Inc., a New York corporation ("Buyer"), National Business Exchange, Inc., a California corporation ("NBE"), James Everingham ("Everingham") and Daryl A. Frame ("Frame") and both Everingham and Frame, each a "Selling Shareholder" and together "Selling
Shareholders").

                               W I T N E S E T H:

                  WHEREAS, the Selling Shareholders are the owners of all the issued and outstanding shares of capital stock of NBE ("NBE Stock"); and

                  WHEREAS, Buyer desires to purchase from Everingham 408 shares of NBE Stock and from Frame 220 shares of NBE Stock representing in the aggregate 80% (the "Shares") of all of the issued and outstanding shares of NBE Stock; and the Selling Shareholders desire to sell to Buyer, the Shares, upon the terms and conditions and for the purchase price hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

                  SECTION 1. Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
                  "Actions" mean any claims, actions, suits, proceedings and investigations, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority.

                  "Affiliate" of a party means any Person which, directly or indirectly, controls, is controlled by or is under common control with such party.

                  "Assets" means all the assets, properties, rights and business of NBE of every kind and description, wherever located, including, without limitation, all property, tangible or intangible, real, personal or mixed, and whether or not reflected on the Balance Sheet.

                  "Balance Sheet" means the balance sheet of NBE at July 31, 1996 referred to in paragraph 4.5 hereof.

                  "Business"  means  the  existing  and  prospective   business,
operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, and customers and customer relations of NBE.
                  "Balance Sheet Date" means July 31, 1996.

                  "Closing" means the closing of the transactions contemplated hereby, which shall take place simultaneously with the execution and delivery of this Agreement on the first above written.

                  "Closing Date" means the date first above written.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contracts"  mean  all  contracts,   agreements,   indentures,
licenses, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral.

                  "Court Order" means any judgment, decree, injunction, order, decision, directive, regulation or ruling of any Governmental Authority that is binding on any Person or its property under Law.

                  "Damages" mean losses, liabilities, costs, damages, claims, taxes and expenses (including reasonable attorneys fees and disbursements).

                  "Default" means (i) a material breach of or material default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or material default under any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would
give  rise  to  a  right  of   termination, renegotiation or acceleration under
any Contract.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "GAAP" means generally accepted United States accounting principles.

                  "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

                  "Laws" mean laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

                  "Liabilities" mean debts, liabilities, obligations, guarantees, indemnities, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

                  "Licenses" means licenses, franchises, permits, easements, rights and other authorizations.

                  "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

                  "Person" means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or government or Governmental Authority.

                  "Proprietary Right" means any trade name, trademark, service mark, patent or copyright and any application for any of the foregoing.

                  "Registration    Statement"   means   an   appropriate   shelf
registration statement pursuant to Rule 415 under the Securities Act.

                  "Returns" mean all returns, declarations, reports, estimates, information returns and statements required to be filed with or supplied to any taxing authority in connection with any Taxes.

                  "Sale Event" means any one of the following events: (i) any sale or exchange of fifty percent (50%) or more of the issued and outstanding common stock of Buyer to any Person that is not an Affiliate of Buyer, (ii) any sale by NBE of all or substantially all of the assets of NBE to any Person that is not an Affiliate of Buyer, (iii) any sale or exchange of fifty percent (50%) or more of the issued and outstanding stock of NBE on a fully diluted basis to any Person that is not an Affiliate of Buyer,
(iv) any sale of all or substantially all of the assets of Buyer to any Person that is not an Affiliate of Buyer or, (v) with respect to either of the Selling Shareholders, the termination of Selling Shareholder's employment by NBE pursuant to the Employment Agreement entered into the date hereof with such Selling Shareholder.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

                  SECTION 2.  Purchase of Shares.

                  2.1. Purchase of Shares. Based upon and subject to the terms, agreements, warranties, representations and conditions of this Agreement, the Selling Shareholders hereby agree to sell, convey, transfer, assign and deliver to Buyer on the Closing Date, and Buyer hereby agrees to buy and accept on the Closing Date, the Shares.

                  SECTION 3.  Consideration for the Shares.

                  3.1. Amount of Purchase Price. The total consideration (the "Purchase Price") to be paid by Buyer for the Shares shall be $1,900,000.

                  3.2.     Payment of Purchase Price.

                           (a)     Concurrently with the execution hereof, Buyer
is paying to each of the Selling Shareholders their pro rata portion of the Purchase Price, by the issuance and delivery by Buyer to Everingham of 357,796 shares of Common Stock of Buyer, $.001 par value per share, and to Frame of 192,929 shares of Common Stock of Buyer, $.001 par value per share (collectively, the "AMNEX Shares") . Such numbers of shares have been determined by averaging the closing share price as reflected in the "Close" column in the NASDAQ/Wall Street Journal Quotation of Buyer's Common Stock for the 90 trading days preceding the date of this Agreement, as reported by the Nasdaq Stock Market.

                           (b)      Until such time as the AMNEX Shares are
registered under the Securities Act pursuant to Section 10 hereof, the AMNEX Shares shall be unregistered and subject to certain trading restrictions which shall be as set forth in Rule 144 promulgated under the Securities Act.

                  SECTION 4. Representations and Warranties of NBE and the Selling Shareholders. NBE and the Selling Shareholders, jointly and severally, hereby warrant and represent to and agree with Buyer as follows:

                  4.1. Good Standing. NBE is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has full power and authority to own, lease and operate its properties and assets and to conduct the Business as now being conducted. NBE is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in all jurisdictions where the character of the properties it owns, leases or operates, or the conduct of the Business, requires such qualification or licensing, except where the failure to be so qualified would not have a material adverse effect on the Business.

NBE does not have any subsidiaries and has not made any investments in or own any securities of any other Person.

                  4.2. Articles of Incorporation; By-Laws; Minute Books. NBE has heretofore delivered to Buyer true and complete copies of NBE's Articles of Incorporation and By-Laws, as in effect on the date hereof. The minute books, stock books and stock transfer records of NBE, true and complete copies of which have been made available to Buyer, contain true and complete minutes and records of all issuances and transfers of capital stock of NBE and of all minutes and records of all meetings, proceedings and other actions of the shareholders, Board of Directors and/or committees of the Board of Directors of NBE from its date of incorporation and all such meetings, proceedings and actions have been duly, legally and properly held or taken.

                  4.3. Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of NBE, and all other corporate action of NBE and the Selling Shareholders, including all shareholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes the valid and binding obligation of NBE enforceable against it in accordance with its terms. The execution and delivery of this Agreement by NBE and the consummation of the transactions contemplated hereby will not (a) require the consent of any lender, trustee or security holder of NBE, or of any other Person, (b) result in a Default under any Contract, (c) violate any Law or Court Order or (d) require the obtaining by NBE of any License. The Articles of Incorporation and By-Laws of NBE do not conflict with or restrict the execution and delivery of this Agreement by NBE or the consummation of the transactions contemplated hereby.

                  4.4. Authorized Capitalization. The authorized capital stock of NBE consists solely of 10,000 shares of Common Stock, no par value, of which 785 shares of Common Stock (constituting all of the issued and outstanding shares of such capital stock) are validly issued and outstanding, fully paid and nonassessable, and owned beneficially and of record by the Selling Shareholders. The Shares are owned beneficially and of record by the Selling Shareholders, free and clear of all Liens and Buyer will receive good and marketable title to the Shares, free and clear of all Liens. There are not outstanding any Contracts, warrants, options or rights (pre-emptive or otherwise) or other securities, plans or agreements which give the holder or any other Person the right to purchase or otherwise acquire (whether from NBE, any Selling Shareholder or Affiliate of any of them) any NBE Shares or any securities convertible into, exchangeable or exercisable for any NBE Shares or under which any such warrant, option, right or security may be issued in the future. No shares of NBE Stock have been issued in violation of any Contracts or Laws, including the Securities Act, or the securities or blue sky laws of any country, state, territory or other jurisdiction (whether foreign or domestic).

                  4.5. Financial Statements. NBE has delivered to the Buyer the unaudited balance sheets of NBE as at July 31, 1996, together with the related statements of income, retained earnings and cash flows for the period ended July 31, 1996, together with the notes thereto (collectively, the "Historical Financial Statements"). The Historical Financial Statements in each case are true and complete with respect to each item therein and have been prepared in conformity with GAAP heretofore adopted by, and applied consistently with the past practices of, NBE and fairly present the financial position, results of operations and changes in financial position of NBE as at, or for the periods ended on, such dates. Since the Balance Sheet Date, NBE has conducted its business in a consistent manner without change of policy or procedure, including, without limitation, its practices in connection with the treatment of expenses, burdens, valuations of inventory and selling and purchasing policies.

                  4.6. Records and Books of Account. Since the Balance Sheet Date, the records and books of account of NBE have been regularly kept and maintained in conformity with GAAP consistently applied.

                  4.7. Liabilities. On the Balance Sheet Date, except as set forth on Schedule 4.7 there were no Liabilities of NBE (including, but not limited to, Liabilities for Taxes relating to any period prior to the Balance Sheet Date) other than those Liabilities disclosed or provided for on the Balance Sheet. On the date hereof, there are no other Liabilities of NBE except
(i) those incurred since the Balance Sheet Date, in the ordinary course of the business of NBE, and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of NBE contained in this Agreement which do not in the aggregate exceed the liabilities set forth on the Balance Sheet by more than $5,000, and (ii) those set forth in Schedule 4.7 hereto.

                  4.8. Tax Returns. NBE has timely filed (subject to permitted extensions), or caused to be timely filed, all Returns required to be filed by NBE, and all such Returns are complete and accurate and comply in all respects with all applicable Laws. NBE has delivered to Buyer true and complete copies of all Returns filed by NBE for each of its past five fiscal years ended December 31, 1995. NBE's Returns have not been audited by the U.S. Internal Revenue Service or any other Governmental Authority, nor is any such audit scheduled or pending. NBE has not requested any, and there are no outstanding, waivers or extensions of time relating to the filing of any Return. Any deficiency assessments with respect to NBE's Returns have been paid by NBE. NBE has not given any waivers or comparable consents to the application of the statute of limitations to any Taxes or Returns, nor is any such waiver or consent outstanding. There are no tax sharing or similar agreements or any other agreements with respect to any Taxes paid or payable by NBE. NBE has not been a member of any affiliated group as defined in Section 1504(a) of the Code (determined without regard to the exceptions contained in Section 1504(b) of the Code) at any time during the consistency period as defined in Section
338(h)(4) of the Code ending immediately prior to the Closing. NBE has not, at any time, consented under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock. NBE has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

                  4.9. Provision for Taxes. NBE has timely paid and through the Closing Date will have timely paid, all Taxes due and payable on or before such date. NBE has, and through the Closing Date will have, established on its books and records reserves that are adequate for the payment of all Taxes attributable to any period (or portion of a period) or event occurring on or before the Closing Date, but which are not due and payable on or before the Closing Date. The provisions for Taxes of NBE shown on the Balance Sheet are sufficient for the payment of all such Taxes not theretofore paid, whether or not disputed, for the period then ended and for all periods prior thereto. The provision for employment withholding and payroll taxes made by NBE through the Closing Date will be adequate to pay all unpaid liabilities for such taxes through the Closing Date and NBE has, and through the Closing Date will have, within the time and in the manner prescribed, withheld from employees' wages and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all applicable Laws.

                  4.10. Title to Assets; Liens and Encumbrances. NBE is the owner of, and has good and marketable title to, all of the Assets reflected on the Balance Sheet in the categories set forth therein and to all of the assets acquired by NBE since the Balance Sheet Date, free and clear of all Liens except for (a) receivables collected in the ordinary course of business of NBE since the Balance Sheet Date, and (b) the Liens, if any, set forth on the Balance Sheet or on Schedule 4.10 hereto (the "Permitted Liens"). NBE does not own any real property. NBE has one lease for real property consisting of approximately 1,500 square feet of office space in Pasadena, California.

                  4.11. Trademarks, Service Marks, Trade Names, Patents and Copyrights. Schedule 4.11 hereto sets forth a true and complete list of all Proprietary Rights used by NBE in the conduct of the Business. Each such Proprietary Right is owned by NBE and is not subject to any license, royalty arrangement or dispute. No other Proprietary Rights are used in or are necessary for the conduct of the Business. To the knowledge of NBE and the Selling Shareholders, none of such Proprietary Rights nor any trade secret, customer list or know-how used by NBE infringes any Proprietary Right or other such right of any other Person. To the knowledge of NBE and the Selling Shareholders, no Proprietary Right or trade secret, customer list or know-how used by any other Person infringes or conflicts with any Proprietary Right heretofore or presently used by NBE. No claim has been asserted or, to NBE and the Selling Shareholders' knowledge, threatened, by any Person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Proprietary Rights used by NBE or the provision or sale of any services by NBE and, to NBE and the Selling Shareholders' knowledge, there is no basis for any such claim. To the knowledge of NBE and the Selling Shareholders, no trademark, service mark or trade name used by NBE, infringes any trademark, service mark or trade name of others in the United States of America or any other country in which such trademark, service mark or trade name is used by NBE. To the knowledge of NBE and the Selling Shareholders, no shareholder, officer, director or employee of NBE or any Affiliate owns or has any interest in any Proprietary Rights or any trade secret, invention or process, if any, used by NBE in connection with the Business.

                  4.12. Insurance Policies. Schedule 4.12 hereto sets forth a true and complete list and description (including face amount of policy, name of insured, carrier, premium, expiration date and whether it is a "claims made" or an "occurrence" policy) of all insurance policies held by NBE. True and complete copies of all such policies have heretofore been provided by NBE to Buyer. All such policies are in amounts customarily deemed to be adequate, and cover all risks customarily insured against, in the type of business conducted by NBE and all premiums due to the date hereof on such policies have been paid in full. All pending claims, if any, made against NBE which are covered by insurance are being defended by the appropriate insurance companies and are described on
Schedule 4.12 hereto. To the knowledge of NBE and the Selling Shareholders, NBE has not failed to give any notice or present any claim under any such policy in a timely fashion. Such insurance to the date hereof has, and to the Closing Date will have, (a) been maintained in full force and effect and (b) not been canceled or changed except to extend the maturity dates thereof. No policy of NBE has been canceled by the issuer thereof, nor have the premiums on any such policy been increased over the prior period.

                  4.13.  Contracts.  Schedule 4.13 hereto sets forth each of the following Contracts to which NBE is a party or subject to or bound by: (i) lease; (ii) royalty, distribution, agency, territorial or license agreement;
(iii) Contract (for employment or otherwise) with any present or former officer, employee, director or shareholder (or any Affiliate of any such officer, employee, director or shareholder) or any professional person or firm, consultant, independent contractor or advertising firm or agency; (iv) Contract or collective bargaining agreement with any labor union or representative of employees; (v) Contract guaranteeing the payment or performance of the obligations of others; (vi) Contract pursuant to which indebtedness may be incurred; (vii) group health or life insurance, pension, profit sharing, retirement, medical, bonus, incentive, severance, stock option or purchase plan or other similar benefit plan in effect with respect to its employees or others;
(viii) Contract limiting the freedom of NBE to engage in any line of business or to compete with any Person; (ix) Contract not entered into in the ordinary course of business which involves $5,000 or more and is not cancelable without penalty within 30 days; (x) any Contract which may have a potential adverse impact on the Business of NBE; (xi) any shareholders' agreement, joint venture agreement or other Contract with respect to the operation or management of any entity; (xii) Contracts involving $5,000 or more for the purchase of, or payment for, supplies or products or services; (xiii) Contracts involving $5,000 or more to sell or supply products or to perform services; or (xiv) any other Contract that involves payments by or to NBE at a rate of $5,000 or more per annum. Schedule 4.13 hereto contains a true and complete description of the terms and conditions of each Contract to which NBE is a party or to which it is subject or by which it is bound that involves an annualized rate of $5,000 or more and which is not in writing. True and complete copies of all Contracts listed on Schedule 4.13 have heretofore been made available by NBE to Buyer. Except as set forth on Schedule 4.13, no Contract to which NBE is a party or to which it is subject or by which it is bound will result in the realization of less than normal profits of NBE. To the knowledge of NBE or the Selling Shareholders, each of the Contracts to which NBE is a party or to which it is subject or by which it is bound is a valid and subsisting Contract of all of the parties thereto in full force and effect without modification. To the knowledge of NBE or the Selling Shareholders, NBE has performed all obligations required to be performed by it and is not in

Default under any Contract to which it is a party or to which it is subject or by which it is bound. To the knowledge of NBE or the Selling Shareholders, no other party is in Default under any such Contract.

                  4.14. Labor Relations. There are no labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to the knowledge of NBE or the Selling Shareholders, threatened against or involving NBE. No unfair labor practice complaint before the National Labor Relations Board, no discharge or grievance before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable state, local or foreign agency, in any case relating to NBE or the conduct of its business is pending or, to NBE's knowledge, threatened. NBE has not received notice, and has no knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to NBE or the conduct of its business. To the knowledge of NBE or the Selling Shareholders, no officer or key employee of NBE has any plans to terminate his or her employment with NBE.

                  4.15. Legal Proceedings. There are no Actions (whether or not purportedly on behalf of NBE) pending or, to the knowledge of NBE and the Selling Shareholders, threatened against or affecting NBE or any of its properties, rights or the Business. NBE is not in default with respect to any Court Order.

                  4.16. Court Orders. There are no Court Orders issued against, or binding on, NBE which do or may affect, limit or control the Assets or NBE's method or manner of doing Business.

                  4.17.  Compliance With Law; Permits and Licenses.

                  (a)  To the knowledge of NBE and the Selling
Shareholders, NBE has complied and is in compliance with all Court Orders and Laws of any Governmental Authority applicable to NBE, its assets or property or its Business, including, without limitation, Laws relating to zoning, building codes, antitrust, occupational safety and health, environmental protection and conservation, water or air pollution, toxic and hazardous waste and substances control, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes.

                  (b) NBE holds all the Licenses which are necessary for or material to its use, occupancy or operation of the Assets or the conduct of the Business; and no notice of violation of any applicable zoning regulation, ordinance or other similar Law binding on NBE with respect to the Assets or the Business has been received.

                  4.18.  Actions Not in Ordinary Course.  Except as set forth on
Schedule 4.18 hereto, since the Balance Sheet Date NBE has not, and prior to the Closing Date NBE will not have, (i) incurred any Liability, except current liabilities in the ordinary course of business and Liabilities incurred under Contracts entered into in the ordinary course of business; (ii) discharged or satisfied any Lien or paid any Liability, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business; (iii) sold or transferred any assets or written off any receivables, except for the collection of receivables in the ordinary course of business; (iv) mortgaged, pledged or subjected to any other Lien any of its assets or properties, other than Permitted Liens; (v) suffered any losses or waived any rights of substantial value; (vi) except in the ordinary course of business, granted any bonuses or commissions or increased the compensation payable to any of its employees, directors or officers or increased the aggregate payment of any fees; (vii) made any loans to any Persons; (viii) declared, made, set aside or paid any dividend, distribution, or payment on, or any purchase or redemption of, any shares of any class of its capital stock, or any commitment therefor; (ix) made any change in any method of accounting or auditing practice; or (x) entered into any transaction not in the ordinary course of business or agreed (whether or not in writing) to do any of the foregoing. From the Balance Sheet Date to the Closing Date, the business of NBE has been and will have been operated only in the regular and ordinary course.

                  4.19. No Change. Since the Balance Sheet Date, there has not been (i) any material adverse change (whether or not in the ordinary course of business) in the Business, Assets or Liabilities of NBE as reflected on the Balance Sheet or (ii) any damage, destruction or loss affecting the Business, Assets, properties or rights of NBE.

                  4.20. Accounts Receivable. All of the accounts receivable of NBE are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of NBE which resulted from the ordinary course of the business of NBE. To the knowledge of NBE and the Selling Shareholders, such receivables (net of the reserve for doubtful accounts shown on the Balance Sheet) will be collected in full in accordance with their terms without being subject to any recoupments, set-offs or counterclaims. No accounts receivable have been written off since the Balance Sheet Date.

                  4.21. Certain Transactions. There are no sums owed to NBE, however evidenced or denominated, by any of its present or former directors, officers, shareholders or Affiliates. No director or officer of NBE, nor any member of his or her immediate family or any other of his or her Affiliates, owns or has a 10% or more ownership interest in any Person that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material Contract, business arrangement or relationship with NBE.

                  4.22.  Employee Benefits.

                  (a) Except for those plans set forth on Schedule 4.22A hereto (the "Plans"), NBE does not maintain or contribute to any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, whether or not such plan has been terminated.

                  (b) True and complete copies of all the documents embodying the Plans, including, without limitation, the plan and trust instruments and insurance, group annuity and other Contracts pertaining thereto and any actuarial reports obtained with respect to any Plan, as well as the books and records of the Plans, have been furnished to Buyer. Each Plan which is intended to comply with Section 401(a) of the Code and each trust related thereto is, to the knowledge of NBE and the Selling Shareholders, qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and a determination letter has been received from the Internal Revenue Service with respect to each such Plan stating that such Plan and its related trust are qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and a copy of each such determination letter has been furnished to Buyer. There has been (i) no change in any of the documents delivered to Buyer under which each Plan is maintained and (ii) no change, since each Plan's most recent valuation date, in the operation of the Plan which could be expected to materially adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Plan.

                  (c) With respect to the Plans, the reporting and disclosure requirements of ERISA and the Code, as applicable, and the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA, have been fulfilled in all material respects and NBE has furnished to Buyer copies of all filings with the Internal Revenue Service and the Department of Labor or other applicable Governmental Authority for each Plan's most recent plan year. NBE has never sponsored a Plan which is subject to Section 412 of the Code or Part 3 of Title I of ERISA.

                  (d) Neither NBE, the Plans, any of the trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" as such term is defined in Section 4975 of the Code or Section 406 of ERISA or otherwise taken or omitted any action which could subject the Plans, NBE, any of the trusts created thereunder or any trustee or administrator thereof, or any party dealing with such Plans or trusts, to a material Tax, penalty or other Liability resulting from any prohibited transactions under Section 406 of ERISA or Section 4975 of the Code or otherwise, and neither NBE, any Plan, any trust created thereunder nor any other fiduciary (within the meaning of Section 3(21) of ERISA) of any Plan or its attendant trust has breached its fiduciary duties under Title I of ERISA in a manner which could result in a material direct or indirect liability to NBE or the trustee or administrator of any Plan.

                  (e) Neither NBE nor any other "trade or business (whether or not incorporated) which is under common control" (as such term is defined in
Section 4001 of ERISA and the regulations promulgated thereunder) with NBE has ever (i) terminated a Plan subject to Title IV of ERISA or (ii) contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and neither NBE nor any such "trade or business" has effected either a "complete withdrawal" or a "partial withdrawal," as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any such multiemployer plan.

                  (f) NBE does not maintain or contribute to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), or other employee benefit plan or arrangement, relating to post-employment or retirement benefits (other than an "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA).

                  4.23.  Governmental Approvals.  No governmental
authorization, approval, order, license, permit, franchise, or consent and no registration, declaration or filing by NBE with any
Governmental Authority (including, without limitation, any filing or registration pursuant to the Securities Act or the securities or blue sky laws of any state or  territory)  is  required in  connection  with the
execution  and  delivery  of  this  Agreement  and  the   consummation   of  the
transactions contemplated hereby.

                  4.24. Investment Intent. The Selling Stockholders are acquiring the AMNEX Shares for their own account and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Seller consents to the placement of the following legend on each certificate representing the AMNEX Shares and acknowledges that stop transfer instructions will be placed with respect thereto:

                  "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR SOLD UNLESS (i) A REGISTRATION STATEMENT UNDER SUCH ACT IS THEN IN EFFECT WITH RESPECT THERETO, (ii) A WRITTEN OPINION FROM COUNSEL FOR THE ISSUER OR OTHER COUNSEL FOR THE HOLDER REASONABLY ACCEPTABLE TO THE ISSUER HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED OR (iii) A 'NO ACTION' LETTER OR ITS THEN EQUIVALENT HAS BEEN ISSUED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER OR SALE."


                  4.25.    Restricted Securities.  The Selling
Shareholders understand that the AMNEX Shares will not be registered when issued and delivered to the Selling Shareholders under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4 of the Securities Act and that the reliance of Buyer on such exemption is predicated in part on the Selling Shareholders' representations set forth herein. Each of the Selling Shareholders represents that he is experienced in evaluating companies such as Buyer, is able to fend for himself, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment, and has the ability to suffer the total loss of his investment. Each of the Selling Shareholders further represents that Buyer has furnished him with Buyer's Annual Report on Form 10-K for the year ended December 31, 1995 and subsequent reports on Form 10-Q and 8-K and that each such Selling Shareholder has reviewed the same and has been afforded the opportunity to obtain such other information as he has deemed necessary to evaluate his investment in AMNEX Shares, ask questions of and receive answers from Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to him or to which he had access.

                  The Selling Shareholders understand that the AMNEX Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that in the absence of an effective registration statement covering the Shares or an available exemption from
registration   under  the  Securities   Act,  the  AMNEX  Shares  must  be  held
indefinitely.

                  4.26. Secrecy and Noncompetition Agreements. NBE has entered into secrecy and noncompetition agreements in a form satisfactory to AMNEX with the employees listed on Schedule 4.26, which persons are all of the persons with whom NBE has entered into such agreements. To the knowledge of NBE and the Selling Shareholders, no employee is subject to any secrecy or noncompetition agreement with anyone other than NBE.

                  4.27. No Omissions. NBE and the Selling Shareholders do not know of any facts or circumstances not disclosed to Buyer which indicate that the Assets may be materially adversely affected or which otherwise should be disclosed to Buyer in order to make any of the representations or warranties made herein on the part of NBE and the Selling Shareholders not misleading in any material respect. To the knowledge of NBE and the Selling Shareholders, no representation or warranty by NBE and the Selling Shareholders contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in any material respect.

         4.28. Shareholder and Voting Agreements. There are no shareholder or voting agreements with respect to any shares of NBE Stock to which either of the Selling Shareholders is a party.

         4.29. Employees. NBE has six full-time employees and one part-time employee as of the date hereof.

                  SECTION 5. Representations and Warranties of Buyer. Buyer warrants and represents to and agrees with NBE and the Selling Shareholders as follows:

                  5.1. Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New York.

                  5.2. Authorization. The execution and delivery of this Agreement and the Note and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and all other corporate action of Buyer, including all shareholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes a binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not (a) require the consent of any lender, trustee or security holder of Buyer or of any other Person, (b) result in a Default under any Contract, (c) violate any Law or Court Order or (d) require the obtaining by the Buyer of any License. The Articles of Incorporation and By-Laws of Buyer do not conflict with or restrict the execution and delivery of this Agreement by the Buyer or the consummation of the transactions contemplated hereby.

                  5.3. AMNEX Shares. The AMNEX Shares to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable and will be free and clear of any Liens created by the Buyer (other than restrictions arising under the Securities Act and state securities laws).

                  5.4. Purchase for Investment. Buyer is acquiring the Shares solely for its own account for investment and not with a view to or for the distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom. Buyer understands that the Shares will not be registered at the Closing Date under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4 of the Securities Act and that the reliance of NBE and the Selling Shareholders on such exemption is predicated in part on Buyer's representations set forth herein. Buyer represents that it is experienced in evaluating companies such as NBE, is able to fend for itself, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to suffer the total loss of its investment. Buyer further represents that it has had access during the course of the transaction and prior to its acquisition of the Shares to such information relating to NBE as it has desired and that it has had the opportunity to ask questions of and receive answers from NBE concerning the transaction and to obtain additional information (to the extent NBE possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

                  Buyer understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

                  5.5. No Omissions. Buyer does not know of any facts or circumstances not disclosed to NBE and the Selling Shareholders which should be disclosed to NBE and the Selling Shareholders in order to make any of the representations or warranties made herein on the part of the Buyer not misleading in any material respect. To the knowledge of the Buyer, no representation or warranty by Buyer contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to NBE and the Selling Shareholders under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in any material respect.

                  SECTION 6. Employment Agreements. Everingham and Frame have entered into an employment agreement with NBE, such agreements to be in the form of Exhibits 6.1 and 6.2 hereto containing non-competition and non-solicitation agreements.

                  SECTION 7. Consents. Simultaneously with execution and delivery of this Agreement, any and all consents required to be obtained by NBE in connection with the transactions contemplated by this Agreement have been obtained and are set forth on Schedule 7 hereto.

                  SECTION 8. Deliveries of NBE and Selling Shareholders. NBE and the Selling Shareholders agree on the Closing Date to deliver to Buyer the following:

                  8.1. Stock Certificates. Stock certificates registered in the name of Buyer representing the Shares purchased by Buyer hereunder.

                  8.2. Opinion of Counsel. An opinion of R. Rosser Cole, Esq., counsel for NBE and the Selling Shareholders, dated as of the Closing Date, substantially in the form set forth as Exhibit 8.2 hereto.

                  8.3. Closing Date Balance Sheet. An unaudited balance sheet dated as of the Closing Date.

                  8.4. Other Deliveries. Such other documents or instruments as Buyer or its counsel may reasonably request.

                  SECTION 9. Deliveries of Buyer on the Closing Date. Buyer agrees on the Closing Date to deliver to NBE and the Selling Shareholders, as applicable, the following:

                  9.1.  Opinion of Counsel.   An opinion of Stroock &
Stroock & Lavan, counsel for Buyer, dated as of the Closing Date, substantially in the form of Exhibit 9.1 hereto.

                  9.2. Stock Certificates. Certificates representing the AMNEX Shares acquired by the Selling Shareholders pursuant to paragraph 3.1 hereof.

                  9.3. Other Deliveries. Such other documents or instruments as NBE or the Selling Shareholders and their counsel may reasonably request.

                  SECTION 10.  Registration Rights.

                  10.1.  Required Registration.  For purposes of this
Section 10.1 only, the term "Registrable Shares" shall mean the AMNEX Shares acquired pursuant to this Agreement, provided, however, that if such shares of AMNEX Shares owned by the Selling Shareholders may be sold, in the opinion of counsel to Buyer, pursuant to an exemption from the registration requirements of the Securities Act, including, without limitation, pursuant to Rule 144 under the Securities Act, such shares shall not be deemed to be Registrable Shares. Subject to clause (b) below (i) Buyer shall use its reasonable best efforts to cause a Registration Statement covering 115,943 Registrable Shares (the "First Shares") to be filed with the Commission on or prior to March 31, 1997 (the "First Date") and to become effective as soon as reasonably practicable and to remain effective until the completion of the distribution of the Registrable Shares to be offered or sold, but in any case not longer than such period as is required for the intended method of distribution, or such shorter period which will terminate when all Registrable Shares covered by such Registration Statement have been sold or withdrawn, (ii) Buyer shall use its reasonable best efforts to cause a Registration Statement covering 217,391 Shares (the "Second Shares") plus, to the extent not already sold or currently registered under a Registration Statement, the First Shares, to be filed with the Commission on or prior to September 30, 1997 (the "Second Date") and to become effective as soon as reasonably practicable and to remain effective until the completion of the distribution of the Registrable Shares to be offered or sold, but in any case not longer than such period as is required for the intended method of distribution, or such shorter period which will terminate when all AMNEX Shares covered by such Registration Statement have been sold or withdrawn, and (iii) Buyer shall use its reasonable best efforts to cause a Registration Statement covering 217,391 Registrable Shares plus, to the extent not already sold or currently registered under a Registration Statement, the First Shares and Second Shares, to be filed with the Commission on or prior to September 30, 1998 and to become effective as soon as reasonably practicable and to remain effective until the completion of the distribution of the Registrable Shares to be offered or sold, but in any case not longer than such period as is required for the intended method of distribution, or such shorter period which will terminate when all AMNEX Shares covered by such Registration Statement have been sold or withdrawn.

                  (b) If Milestone 1 as set forth on schedule 10.1 hereto has not been achieved by the First Date, the First Shares shall not be registered until the Second Date and, provided, further, that if Milestone 1 and Milestone 2 have been completed by June 30, 1997
(the "Early Milestone Date"), Buyer shall use its reasonable best efforts to cause a Registration Statement covering the First Shares and Second Shares to be filed with the Commission on or prior to 30 days following the Early Milestone Date.

                  (c) Buyer shall bear all of the Costs and Expenses of such Registration Statements. Buyer shall not be required to file any of the foregoing Registration Statements during any period in which another registration statement (other than on Form S-4 or Form S-8 or any successor forms thereto) shall have been filed by Buyer and not withdrawn or has been declared effective within the prior 90 days.

                  10.2. Procedure for Registration. In connection with the filing of a Registration Statement pursuant to Section 10.1 hereof, Buyer shall use its reasonable best efforts to qualify, as soon as reasonably practicable, the Registrable Shares being registered for sale under the securities or blue-sky laws of such states and jurisdictions within the United States as shall be reasonably requested by the Selling Shareholders; provided, however, that Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business, to become subject to taxation or to file a consent to service of process generally in any of the aforesaid states or jurisdictions.

                  10.3. Piggyback Registration. If at any time Buyer shall propose the filing of a registration statement on an appropriate form under the Securities Act of any securities of Buyer, otherwise than pursuant to
Section 10.1 hereof and other than a registration statement on Forms S-8 or S-4 or any equivalent form then in effect, and, provided, further, that the Selling Shareholders have Registrable Shares which are required to be registered pursuant to Section 10.1 hereof, then Buyer shall give each of the Selling Shareholders notice of such proposed registration and shall include in any registration statement relating to such securities all or a portion of the Registrable Shares then owned by such Selling Shareholders, which such Selling Shareholders shall request, by notice given by such Selling Shareholders to Buyer within 15 days after the giving of such notice by Buyer, to be so included; provided, however, the number of Registrable shares owned by a Selling Shareholder to be included shall not exceed that percentage of the Registrable Shares as would equal the percentage obtained by dividing the number of Registrable Shares actually issued to such Selling Shareholder by the number of shares of AMNEX Common Stock then outstanding, calculated on a fully diluted basis to be registered as part of such offering. For example, if Buyer has 30,000,000 shares of AMNEX Common Stock outstanding, calculated on a fully diluted basis, and a Selling Shareholder has 3,000,000 Registrable Shares (10%) and Buyer intends to register 3,000,000 shares of AMNEX Common Stock (10%), then such Selling Shareholder shall have the right to piggyback 300,000 Registrable Shares (10% of the newly registered shares of common stock). In the event of the inclusion of Registrable Shares pursuant to this Section 10.3, Buyer shall bear all of the Costs and Expenses of such registration. In the event the distribution of securities of Buyer covered by a Registration Statement referred to in this Section 10.3 is to be underwritten, then Buyer's obligation to include Registrable Shares in such Registration Statement shall be subject, at the option of Buyer, to the following further conditions:

                            (a)  The distribution for the account of the Selling
Shareholders shall be underwritten by the same underwriters who are underwriting the distribution of the securities for the account of Buyer and/or any other persons whose securities are covered by such Registration Statement, and the Selling Shareholders will enter into an agreement with such underwriters containing customary provisions;

                           (b)  If the underwriting agreement entered into with
the aforesaid underwriters contains restrictions upon the sale of securities of Buyer, other than the securities which are to be included in the proposed distribution, for a period not exceeding 180 days from the effective date of the Registration Statement, then such restrictions will be binding upon the Selling Shareholders and, if requested by Buyer, the Selling Shareholders will enter into a written agreement to that effect; and

                           (c)  If the underwriters advise Buyer that they are
unwilling to include any or all of the Selling Shareholders' securities in the proposed underwriting because such inclusion will interfere with the orderly sale and distribution of the securities being offered by Buyer, then the number of the Selling Shareholders' securities to be included will be reduced pro rata on the basis of the number of shares owned by each of the Selling Shareholders, or there will be no inclusion of the Selling Shareholders' securities in the registration statement and proposed distribution, in accordance with such statement by the underwriters.

                    10.4.  Indemnification by Buyer.  Buyer will indemnify
and hold harmless the Selling Shareholders and any underwriter (as defined in the Securities Act) (but, in the case of an underwriter, only if such underwriter indemnifies the persons mentioned in subdivision (b) of Section 10.5 hereof in the manner set forth therein), against any losses, claims, damages or liabilities, joint or several, to which the Selling Shareholders or any such underwriter becomes subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the effective date of the Registration Statement), or contained, on the effective date thereof, in any Registration Statement under which AMNEX Shares were registered under the Securities Act, the prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Buyer will reimburse the Selling Shareholders and any such underwriter for any legal or other expenses reasonably incurred by the Selling Shareholders, or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Buyer will not be liable to any such persons in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to Buyer in writing by such person expressly for inclusion in any of the foregoing documents; provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in any preliminary prospectus but eliminated or remedied in the final prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of the Selling Shareholders and underwriter, broker or other person acting on behalf of the Selling Shareholders and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act from whom the person asserting any loss, claim, damage, liability or expense purchased the AMNEX Shares which are the subject thereof, if a copy of such final prospectus had been made available to such person and the Selling Shareholders, underwriter, broker or other person acting on behalf of the Selling Shareholders and such final prospectus was not delivered to such person with or prior to the written confirmation of the sale of such AMNEX Shares.

                  10.5. Indemnification by the Selling Shareholders. The Selling Shareholders shall:

                           (a) Furnish in writing all information to Buyer concerning itself and its holdings of securities of Buyer as shall be required in connection with the preparation and filing of any Registration Statement covering any AMNEX Shares; and

                           (b) Indemnify and hold harmless Buyer, each of its directors, each of its officers who has signed a Registration Statement, each person, if any, who controls Buyer within the meaning of the Securities Act and any underwriter (as defined in the Securities
         Act) for Buyer, against any losses, claims, damages or liabilities to which Buyer or any such director, officer, controlling person or underwriter may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the effective date of the Registration Statement) or contained on the effective date thereof, in any Registration Statement under which AMNEX Shares were registered under the Securities Act, the prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to Buyer by the Selling Shareholders expressly for inclusion in any of the foregoing documents, and the Selling Shareholders shall reimburse Buyer and any such underwriter, officer, director or controlling person for any legal or other expenses reasonably incurred by the Selling Shareholders or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing provisions of this Section 10.5, the Selling Shareholders shall not be required to indemnify Buyer or any such underwriter, officer, director or controlling persons for any amount in excess of the amount of the proceeds received by the Selling Shareholders.

                  10.6. Holdback Agreement. If Buyer at any time shall register shares of stock under the Securities Act (including any registration pursuant to Sections 10.1 or 10.3) for sale to the public (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), the Selling Shareholders shall not sell publicly, make any short sale of, grant publicly any option for the purchase of, or otherwise dispose publicly of, any AMNEX Shares (other than those AMNEX Shares included in such registration pursuant to Sections 10.1 or 10.3) without the prior written consent of Buyer for a period designated by Buyer in writing to the Selling Shareholders, which period shall begin not more than 10 days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall not last more than 90 days after the effective date of such registration statement. Buyer shall obtain the agreement of any person permitted to sell shares of stock in a registration to be bound by and to comply with this Section
10.6 as if such person was a stockholder hereunder.

                  SECTION 11. Moving Expenses; Billing Agreements with LECs. The parties agree that the headquarters of NBE shall be relocated from Pasadena, California to Austin, Texas (the "Relocation") as promptly as practicable.

                  11.1. Moving Expenses. In order to provide for funding such Relocation, Buyer agrees to make a capital contribution to NBE to cover (i) reasonable moving expenses of NBE and (ii) reasonable moving expenses of NBE's employees; provided, however, that the moving expenses for each employee shall not exceed $15,000 and the moving expenses of NBE, including the moving expenses for each employee, shall not exceed $100,000 in the aggregate.

                  11.2. Billing Agreements with LECs. NBE will proceed to acquire billing and collection contracts from those LECs where the cost of such agreements is justified in relation to the needs of NBE except that NBE will not acquire any such LEC contract without the prior written consent of the Board of Directors of NBE, including the affirmative vote of at least one of Buyer's Appointees.

                  SECTION 12.  Board of Directors; Voting and Lock-Up
Agreement.

                  12.1. Board of Directors. Upon consummation of this Agreement, the Board of Directors shall consist of 5 persons: Peter Izzo, Amy S. Gross and John Kane or such other persons as are nominated from time to time by Buyer (collectively, the "Buyer's Appointees") shall be appointed to the Board of Directors of NBE, and the Board of Directors of NBE shall consist of Buyer's Appointees, Everingham and Frame and the parties agree to vote their shares of NBE Stock for Buyer's Appointees, Everingham and Frame for so long as Everingham and Frame continue to own shares of NBE Stock.

                  12.2. Voting and Lock-up Agreement. (a) Each Selling Shareholder agrees that, except as otherwise provided in this Agreement, such Selling Shareholder shall not, directly or indirectly, sell, assign, transfer, convey, give, bequeath, hypothecate, grant a security interest in, otherwise encumber, make a short sale of, loan, grant any option for the purchase of, or otherwise dispose of, voluntarily or involuntarily, the shares NBE
Stock held by such Selling Shareholder and any such transfer or attempted transfer shall be void; provided, however, that all provisions of this Section 12.2 shall terminate immediately in the event of such Selling Shareholder's death. Each Selling

Shareholder further agrees that in the event that NBE or any successor entity declares a dividend or makes a distribution on NBE Stock payable in securities or subdivides or reclassifies the NBE Stock or reorganizes, consolidates, or merges with or into any other legal entity, then any securities issued to the Selling Shareholder as a result of any such event shall be subject to this
Section 12.2 and shall be deemed to be such Selling Stockholder's NBE Stock.

                    (b) Each Selling Shareholder hereby appoints Buyer as his proxy to exercise in person or by his nominees or proxies, the right to vote, such Selling Shareholder's shares of NBE Stock in favor of Buyer's Appointees to the Board of Directors of NBE. This appointment of Buyer as proxy hereunder is irrevocable and coupled with an interest and shall survive until the earlier of:
(a) such Selling Shareholder's death or (b) the acquisition by Buyer of shares of all of the issued and outstanding shares of NBE Stock as provided in this Agreement. Such Selling Shareholder agrees that Buyer shall not be liable to the Selling Shareholder for the consequences of any vote cast, or consent given, by it, or any other action taken or omitted to be taken by it in its capacity as a shareholder of an issuer of securities to which this Section 12.2 applies. The provisions of this Section 12.2 shall be binding on any transferee(s) of such NBE Stock except for the shares of NBE Stock sold in compliance with Section 10 shall be sold free and clear of the proxy granted pursuant to this Section 12.2.

                  Each  certificate  representing  securities,   to  which  this
Section 12.2 applies, shall conspicuously bear a legend in substantially the following form:

         "The transfer of the common stock represented by this certificate is restricted under and subject to the terms of an agreement to which the Corporation is a party, as such agreement may be amended, supplemented, or otherwise modified from time to time (the "Agreement"). A copy of the Agreement is on file at the Corporation's office. The owner of this certificate has appointed AMNEX, Inc. as his proxy to vote the shares represented by this certificate for nomination of directors of the Corporation. This appointment is binding on transferees. The holder of this stock certificate, by his acceptance hereof, agrees to be bound by all of the provisions of the Agreement."

                  On the Closing Date, each Selling Shareholder shall present to the Secretary of NBE each of his certificates of shares of NBE Stock to which this Section 12.2 applies and the Secretary shall affix such legend thereto.

                  SECTION 13.  Buyer's Call Right.

                  13.1. Buyer's Call Right; Valuation of Remaining Shares. Subject to this Section 13, Buyer has the right (the "Buyer's Call Right"), but not the obligation, to acquire or cause its designee to acquire all of the issued and outstanding shares of NBE Stock held by a Selling Shareholder or his heirs or personal representatives (the "Remaining Shares") upon the occurrence of a Sale Event with respect to such Selling Shareholder. The value of the Remaining Shares will be determined as follows: (a) if a Sale Event occurs pursuant to either clause (ii) or (iii) under the definition of Sale Event, then the value shall be based on a pro rata distribution after deducting from the gross price to be received by NBE in such sale all capital investments subsequent to the date hereof by Buyer in NBE, or (b) if a Sale Event occurs pursuant to clause (i), (iv) or (v) under the definition of Sale Event, then an independent appraiser shall be selected by mutual agreement of Selling Shareholders, or their respective heirs or personal representatives, as the case may be, and Buyer to establish a value of the Remaining Shares. If an independent appraiser cannot be agreed upon by Buyer and Selling Shareholders, or their respective heirs or personal representatives, as the case may be, within 30 days of written notice or if Buyer and Selling Shareholders, or their respective heirs or personal representatives, as the case may be, disagree with the appraisal then the parties shall submit the issue to binding arbitration. The findings of the arbitrator shall be final and binding on all parties, including their heirs and personal representatives.

                  13.2. Exercise of Buyer's Call Right. The Buyer's Call Right may be exercised in whole but not in part by Buyer delivering to each Selling Shareholder a notice of exercise of the Buyer's Call Right duly signed by the Buyer. The Selling Shareholders shall receive as consideration for their Remaining Shares the valuation determined pursuant to Section 13.1. Payment for the Remaining Shares pursuant to any exercise of the Buyer's Call Right shall be made by Buyer in cash or by check payable to the order of each of the Selling Shareholders for their respective Remaining Shares, upon the latter to occur of
(i) receipt by NBE or AMNEX of the consideration from the Sale Event and (ii) determination of the value of the remaining Shares pursuant to Section 13.1.

                  13.3. Sale Event Differential.  Buyer shall pay to a
Selling Shareholder a Sale Event Differential (as defined below) in the event that such Selling Shareholder's Remaining Shares have been acquired pursuant to
Section 13.1 as a result of a Sale Event pursuant to clause (v) under the definition of Sale Event, and within twelve months following the acquisition of such Selling Shareholder's Remaining Shares a letter of intent in connection with a Sale Event (other than pursuant to clause (v) under the definition of Sale Event) has been entered into by Buyer or NBE. "Sale Event Differential" means the amount, if any, by which (i) an amount calculated to be such Selling Shareholder's pro rata distribution of the amount that would have been received by such Selling Shareholder, if such Selling Shareholder had held such Remaining Shares until consummation of such Sale Event (other than pursuant to clause (v) under the definition of Sale Event) exceeds the amount received by the Selling Shareholder upon acquisition of his Remaining Shares. In the event of a Sale Event, the Sale Event Differential shall be paid to the Remaining Shareholder promptly following the consummation of the Sale Event.

                  SECTION 14.  Indemnification.

                  14.1.  Indemnification by NBE and the Selling
Shareholders. From and after the Closing, NBE and the Selling Shareholders jointly and severally agree to indemnify Buyer against and hold it harmless from any and all Damages which Buyer may sustain at any time by reason of (i) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of NBE and the Selling Shareholders contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby or (ii) any claim by a third party alleging that this Agreement or the transactions contemplated herein interfere with or violate any rights between such third party and NBE.

                  14.2. Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify and hold each of the Selling Shareholders harmless from and against any and all Damages which either of the Selling Shareholders may sustain at any time by reason of the breach or inaccuracy of or failure to comply with any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the closing of the transactions contemplated hereby.

                  14.3. Procedures for Indemnification. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

                  14.4. Escrow Agreement. Simultaneously with the execution and delivery of this Agreement, Buyer and Selling Shareholders shall enter into the escrow agreement attached hereto as Schedule 14.4 providing for the placement of 25% of the AMNEX Shares to be issued hereunder for a period of 24 months to provide a method of funding any Damages sustained by Buyer for which NBE and the Selling Shareholders have agreed to indemnify Buyer pursuant to Section 14.1 hereof.

                  SECTION   15.   Survival   of   Representations;   Effect   of
Certificates. The parties hereto agree that all representations, warranties, covenants, indemnifications, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto.

                  SECTION 16.  No Broker; Expenses.  Buyer, on the one
hand, and NBE and the Selling Shareholders, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement. In the event of a claim by any broker or finder that such broker or finder represented or was retained by NBE or the Selling Shareholders, on the one hand, or Buyer, on the other hand, in connection herewith, NBE and the Selling Shareholders (jointly and severally) or Buyer, as the case may be, agrees to indemnify and hold the other harmless from and against any and all Damages which may be incurred in connection with such claim. All expenses of NBE and the Selling Shareholders incurred in connection with matters relating to the Agreement shall be borne by Selling Shareholders and all expenses of Buyer incurred in connection with matters relating to this Agreement shall be borne by Buyer.

                  SECTION 17. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

         To NBE and the
         Selling Stockholders:  National Business Exchange, Inc.
                                235 East Colorado Blvd.
                                Suite 340
                                Pasadena, California  91101
                                Fax:   818-432-5078
                                Attn:  James E. Everingham

                                - copy to -

                                R. Rosser Cole, Esq.
                                200 North Maryland Avenue
                                Suite 302
                                Glendale, California 91206
                                Fax:   818-500-0129



         To Buyer:              AMNEX, Inc.
                                101 Park Avenue
                                New York, New York 10178
                                Fax: 212-867-1591
                                Attn: Amy Gross, Esq.

                                - copy to -

                                AMNEX, Inc.
                                100 West Lucerne Circle,
                                Suite 100,
                                Orlando, Florida 32801
                                Fax:   407-246-0005
                                Attn:  John Kane
                                       Executive Vice President

                                - copy to -

                                Stroock & Stroock & Lavan
                                Seven Hanover Square
                                New York, New York 10004-2696
                                Fax: 212-806-6006
                                Attn: Susan O. Posen, Esq.

provided, that any notice of change of address shall be effective only upon receipt.

                  SECTION 18.  Miscellaneous.

                  18.1. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or represen- tation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Exhibit or Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

                  18.2.  Governing Law; Arbitration.  THIS AGREEMENT AND
ITS VALIDITY, CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES HERETO AGREE TO ARBITRATE IN LIEU OF LITIGATION. ALL CLAIMS, CONTROVERSIES, DISPUTES, DIFFERENCES OR QUESTIONS BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THE PERFORMANCE, BREACH, CONSTRUCTION, INTERPRETATION OR EFFECT OF THIS AGREEMENT OR ANY CLAUSE CONTAINED HEREIN, OR CONCERNING ANY SUCH RIGHTS AND LIABILITIES OF THE PARTIES HERETO, SHALL BE SUBMITTED TO BINDING ARBITRATION UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUBJECT TO THE TERMS AND PROVISIONS SET FORTH HEREIN, SUCH ARBITRATOR(S) SHALL HAVE FULL POWER AND AUTHORITY TO AWARD ANY AND ALL APPROPRIATE DAMAGES AND OTHER RELIEF, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS OR REVENUES, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, AND SPECIFIC PERFORMANCE. THE ARBITRATION PROCEEDINGS SHALL TAKE PLACE IN THE CITY OF NEW YORK, NEW YORK, AND THE JUDGMENT AND DETERMINATION OF SUCH PROCEEDINGS SHALL BE BINDING ON ALL PARTIES HERETO. JUDGMENT UPON ANY AWARD RENDERED BY ANY ARBITRATOR(S)

APPOINTED HEREUNDER MAY BE ENTERED INTO ANY COURT HAVING COMPETENT JURISDICTION THEREOF. ALL COSTS OF ARBITRATION SHALL BE BORNE EQUALLY BY THE ARBITRATING PARTIES HERETO, EXCEPT FOR ATTORNEYS' FEES, AS TO WHICH EACH SUCH PARTY SHALL BEAR ITS OWN COSTS. WITHIN FIFTEEN DAYS AFTER WRITTEN NOTICE BY ONE PARTY TO THE OTHER PARTY OF ITS DEMAND FOR ARBITRATION, WHICH DEMAND SHALL SET FORTH THE NAME AND ADDRESS OF ITS DESIGNATED ARBITRATOR, THE OTHER PARTY SHALL SELECT ITS DESIGNATED ARBITRATOR AND SO NOTIFY THE DEMANDING PARTY. WITHIN FIFTEEN DAYS THEREAFTER, THE TWO ARBITRATORS SO SELECTED SHALL SELECT THE THIRD ARBITRATOR. THE DISPUTE SHALL BE HEARD BY THE ARBITRATORS WITHIN SIXTY DAYS AFTER SELECTION OF THE THIRD ARBITRATOR. THE DECISION OF ANY TWO ARBITRATORS SHALL BE BINDING UPON THE PARTIES. IN DEFAULT OF EITHER SIDE NAMING ITS ARBITRATOR AS AFORESAID OR IN DEFAULT OF THE SELECTION OF THE SAID THIRD ARBITRATOR AS AFORESAID, THE AMERICAN ARBITRATION ASSOCIATION SHALL DESIGNATE SUCH ARBITRATOR UPON THE APPLICATION OF EITHER PARTY.

                  18.3. Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The
Agreement may not be assigned by NBE or the Selling Shareholders except with the prior written consent of Buyer. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

                  18.4. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

                  18.5. Headings. The headings in the sections, para-graphs, Schedules and Exhibits of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  18.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  18.7. Further Assurances. Buyer, NBE and the Selling Shareholders shall do and perform such further acts and execute and deliver such further instruments as may be required by law or reasonably requested by either party at such requesting party's expense to carry out and effectuate the purposes of this Agreement.

                  18.8. Good Faith and Fair Dealing. The parties expressly agree and covenant that good faith and fair dealing are an integral part of this Agreement and no party hereto will do anything to prevent performance or receipt of benefits by the other party.

                            [Signature pages follow]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          NATIONAL BUSINESS EXCHANGE INC.



                                          By:/s/
                                             Name:
                                             Title:


                                          AMNEX, INC.



                                          By:/s/
                                             Name:
                                             Title:


                                          JAMES E. EVERINGHAM

                                          /s/ James E. Everingham



                                          DARYL A. FRAME

                                          /s/ Daryl A. Frame




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